Exhibit (n)(1)

KPMG LLP
Suite 4000
1735 Market Street
Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2026, with respect to the financial statements of Destiny Tech100 Inc., incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectus.

Philadelphia, Pennsylvania

May 26, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.